Exhibit 99.2

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Raven Energy LLC and Affiliate

Three and Six Months Ended June 30, 2015 and 2014

Ernst & Young LLP

Raven Energy LLC and Affiliate

Unaudited Consolidated Financial Statements

Three and Six Months Ended June 30, 2015 and 2014

Ernst & Young LLP 900 United Center 500 Virginia Street East Charleston, WV 25301	Tel: +1 304 343 8971 Fax: +1 304 357 5994 ey.com

Review Report of Independent Auditors

The Members

Raven Energy LLC

We have reviewed the consolidated financial information of Raven Energy LLC and affiliate, which comprise the consolidated balance sheet as of June 30, 2015, and the related consolidated statements of operations for the three-month and six-month periods ended June 30, 2015 and 2014, and members’ equity and cash flows for the six-month period ended June 30, 2015 and 2014.

Management’s Responsibility for the Financial Information

Management is responsible for the preparation and fair presentation of the condensed financial information in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control sufficient to provide a reasonable basis for the preparation and fair presentation of interim financial information in conformity with U.S. generally accepted accounting principles.

Auditor’s Responsibility

Our responsibility is to conduct our review in accordance with auditing standards generally accepted in the United States applicable to reviews of interim financial information. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, the objective of which is the expression of an opinion regarding the financial information. Accordingly, we do not express such an opinion.

Conclusion

Based on our review, we are not aware of any material modifications that should be made to the consolidated financial information referred to above for it to be in conformity with U.S. generally accepted accounting principles.

August 12, 2015

A member firm of Ernst & Young Global Limited

Raven Energy LLC and Affiliate

Unaudited Consolidated Balance Sheet as of June 30, 2015 and

Audited Consolidated Balance Sheet as of December 31, 2014

	June 30, 2015	December 31, 2014
	(In Thousands)
Assets
Current assets:
Cash	$55,028	$47,970
Accounts receivable, net	6,565	3,200
Affiliate receivables	2,390	4,612
Supplies inventory	1,682	1,700
Prepaid insurance and other current assets	128	1,354

Total current assets	65,793	58,836

Property, plant and equipment, net of accumulated depreciation	137,490	135,746
Debt issuance costs, net of accumulated amortization	1,662	1,869
Other assets	533	667

Total assets	$205,478	$197,118

Liabilities and members’ equity
Current liabilities:
Accounts payable	$197	$508
Accrued interest payable	—	787
Accrued expenses	1,476	335
Deferred revenue	5,111	818
Notes payable, current portion	10,980	9,777
Amounts due to affiliates	—	40

Total current liabilities	17,764	12,265

Notes payable, long-term portion	103,611	109,315
Other long-term liabilities	11	11

Total liabilities	121,386	121,591

Members’ equity (deficit):
Controlling interest	84,093	75,462
Noncontrolling interests	(1)	65

Total members’ equity	84,092	75,527

Total liabilities and members’ equity	$205,478	$197,118

See accompanying notes.

Raven Energy LLC and Affiliate

Unaudited Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
	(In Thousands)
Terminal revenue	$12,760	$10,549	$25,852	$24,942

Costs and expenses:
Terminal costs	(8,973)	(3,766)	(13,283)	(9,014)
Depreciation and amortization	(1,783)	(1,812)	(3,567)	(3,624)
Other operating income, net	86	2,081	192	2,192

Operating income	2,090	7,052	9,194	14,496

Other income and expense:
Interest expense	(255)	(514)	(542)	(1,120)
Other	14	14	16	32

Net income	1,849	6,552	8,668	13,408

Less net income attributable to the noncontrolling interests	17	17	37	37

Net income attributable to the controlling interest	$1,832	$6,535	$8,631	$13,371

See accompanying notes.

Raven Energy LLC and Affiliate

Unaudited Consolidated Statements of Members’ Equity

	Controlling Interest	Noncontrolling Interests	Total
	(In Thousands)
Balance at January 1, 2014	$43,136	$(1)	$43,135
Net income	13,371	37	13,408
Distributions to members	—	(6)	(6)

Balance at June 30, 2014	$56,507	$30	$56,537

Balance at January 1, 2015	$75,462	$65	$75,527
Net income	8,631	37	8,668
Distributions to members	—	(103)	(103)

Balance at June 30, 2015	$84,093	$(1)	$84,092

See accompanying notes.

Raven Energy LLC and Affiliate

Unaudited Consolidated Statements of Cash Flows

	Six Months Ended
	June 30, 2015	June 30, 2014
	(In Thousands)
Operating activities
Net income	$8,668	$13,408
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,567	3,625
Amortization of debt issuance costs	207	208
Increase (decrease) in cash attributable to:
Accounts receivable	(3,365)	1,004
Amount due from affiliates, net	2,182	(2,482)
Supplies inventory	18	71
Prepaid insurance and other current assets	1,226	1,781
Other assets	13	12
Accounts payable	(311)	(2,089)
Accrued interest payable	(787)	—
Accrued expenses	1,141	315
Deferred revenue	4,293	3,402

Net cash provided by operating activities	16,852	19,255

Investing activities
Investment in property, plant and equipment	(5,190)	(23,974)

Net cash used in investing activities	(5,190)	(23,974)

Financing activities
Repayment of long-term debt	(4,501)	(2,000)
Distributions to members	(103)	(6)

Net cash used in financing activities	(4,604)	(2,006)

Net increase (decrease) in cash	7,058	(6,725)

Cash at beginning of period	47,970	58,717

Cash at end of period	$55,028	$51,992

Interest paid, net of capitalized amount	$1,121	$913

See accompanying notes.

Raven Energy LLC and Affiliate

Notes to Unaudited Consolidated Financial Statements

Three and Six Months Ended June 30, 2015 and 2014

1. Description of Business and Entity Structure

Raven Energy LLC (Raven Energy or the Company) was created on July 22, 2005 under the limited liability company rules pursuant to the Delaware Limited Liability Company Act. Raven Energy was created initially to hold title to certain gasification assets, but changed its purpose during 2011 to hold the title to certain terminal assets located in Convent, Louisiana. Raven Energy is a wholly owned subsidiary of Raven Energy Holdings LLC (Raven Holdings). Raven Holdings is a wholly owned subsidiary of FRLP 2008 No. 2 LLC (FRLP 2).

These consolidated financial statements include an entity, Jacob Materials Handling LLC (Jacob Materials), which is considered a variable interest entity (VIE) for which Raven Energy is the primary beneficiary. Jacob Materials owns no equipment, real property, or other intangible assets. Jacob Materials has a contract with Raven Energy to provide contract labor for the operating of the transload dock facility on a cost-plus basis. Currently, this is the only contract for labor services executed by Jacob Materials. The interests of the equity holders of Jacob Materials are reflected in the accompanying consolidated financial statements as noncontrolling interests. Jacob Materials is immaterial to the overall presentation of the consolidated financial statements.

Raven Energy and Jacob Materials are collectively referred to as the Companies. The Companies’ labor force is not represented by a collective bargaining unit. The Companies are subject to federal, state, and local environmental laws and regulations.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States and include the assets, liabilities, revenues, and expenses of Raven Energy and Jacob Materials as described in Note 1. The interest in net assets held by Jacob Materials is shown as noncontrolling interests.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and loss during the reporting period. Actual results could differ from those estimates.

Raven Energy LLC and Affiliate

Notes to Unaudited Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Revenue Recognition

The Companies operate an on-site bulk commodity and storage facility, a liquid transportation and storage facility, and a storage and transloading facility on the Mississippi River. Revenues are recognized as the service is performed or as contractual obligations are met.

The Companies have multiple element arrangements with various customers which include unloading and loading fees. The Companies estimate the market price of unloading and loading fees as if each element is sold on a separate basis and allocate the arrangement fees to each element based upon their relative selling price. Unloading and loading fees are paid in advance of the services rendered and, therefore, are recorded as deferred revenue until the service is completed.

The Companies have contracts with various customers to meet annual volume commitments. When the contracted annual volume commitments are not reached, the customer has to pay a fee per ton for each ton of the shortfall. Total commitment fees are included in Terminal Revenue on the Consolidated Statements of Operations.

Cash and Cash Equivalents

The Companies consider cash deposits with original maturities of less than three months to be cash and cash equivalents. Cash and cash equivalents are stated at cost, which approximates fair value.

Financial Instruments

Financial instruments include cash, accounts receivable, accounts payable, and notes payable. The carrying value of such amounts reported at the applicable balance sheet dates approximates fair value.

Raven Energy LLC and Affiliate

Notes to Unaudited Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Accounts and Affiliates Receivable, Net

Trade accounts and affiliates receivable are recorded at the invoiced amount and do not bear interest. The Companies evaluate the need for an allowance for uncollectible receivables based on a review of account balances that are likely to be uncollectible, as determined by such variables as customer creditworthiness, the age of the receivables, bankruptcies, and disputed amounts. At June 30, 2015 and December 31, 2014, management has not recorded an allowance for uncollectible accounts receivable.

Supplies Inventory

Supplies inventory consists of repair parts for various equipment and other supplies valued using the average cost method. Supplies inventory is charged to expense when initially placed in use.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Interest costs applicable to major additions are capitalized during the construction period. Interest costs in the amount of $590 thousand, $1.2 million, $394 thousand, and $685 thousand were capitalized for the three and six months ended June 30, 2015 and 2014, respectively. Costs which extend the useful lives or increase the productivity of the assets are capitalized, while normal repairs and maintenance that do not extend the useful life or increase the productivity of the asset are expensed as incurred. Plant and equipment are depreciated principally on the straight-line method over the estimated useful lives of the assets, which generally range from 3 to 40 years.

Impairment

If facts and circumstances suggest that long-lived assets may be impaired, the carrying value is reviewed for recoverability. If this review indicates that the carrying value of the asset group will not be recovered, as determined based on projected undiscounted cash flows related to the asset group over its remaining life, the carrying value of the asset group is reduced to its estimated fair value through an impairment loss.

Raven Energy LLC and Affiliate

Notes to Unaudited Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Debt Issuance Costs

The Companies capitalized debt issuance costs incurred in connection with borrowings. These costs are amortized as an adjustment to interest expense over the life of the borrowing or term of the credit facility on a straight-line basis. The use of the straight-line method does not produce results that are materially different from those which would result from the use of the effective interest method. Amortization costs of $104 thousand, $208 thousand, $104 thousand, and $208 thousand were included in interest expense for the three and six months ended June 30, 2015 and 2014, respectively. As of June 30, 2015 and December 31, 2014, the unamortized balance of debt issuance costs was approximately $1.7 million and $1.9 million, respectively.

Fair Value

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a given measurement date. Valuation techniques used must maximize the use of observable inputs and minimize the use of unobservable inputs. A fair value hierarchy has been established that prioritizes the inputs to valuation techniques used to measure fair value.

The hierarchy, as defined below, gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

•	Level 1 is defined as observable inputs, such as quoted prices in active markets for identical assets.

•	Level 2 is defined as observable inputs other than Level 1 prices. These include quoted prices for similar assets or liabilities in an active market, quoted prices for identical assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 is defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Raven Energy LLC and Affiliate

Notes to Unaudited Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of assets and liabilities and their placement within the fair value hierarchy levels.

The Companies’ accounts receivable, cash, accounts payable and accrued expenses are considered financial instruments. These assets and liabilities are reflected at fair value or at carrying amounts that approximate their fair value due to the short-term nature or the terms of the instruments. The estimated carrying value of the Companies’ debt approximates its fair value because the effective interest rates are not significantly different from current market rates.

The Companies measure the fair value of certain assets on a non-recurring basis, generally when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.

Contract Termination

On June 18, 2015, the Companies entered into an agreement with a former owner that terminated a side letter agreement regarding the former owner’s participation in the revenue generated from terminal use by a third party customer. The Companies paid $4.6 million to terminate the contract. The Companies paid $4.0 million in June and accrued $0.6 million as a liability as of June 30, 2015. The related expense is included in Terminal Costs on the Consolidated Statement of Operations.

Income Taxes

The Companies were established as Limited Liability Companies (LLCs); thus for federal and, if applicable, state and local income tax purposes, the LLCs are treated as a partnership. No provision for income taxes related to the operations of the partnership has been included in the accompanying consolidated financial statements because, as a partnership, it is not subject to federal or state income taxes and the tax effect of its activities accrues to the unit holders. Net income for financial reporting purposes may differ significantly from taxable income reportable by unit holders as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under its partnership agreement.

Raven Energy LLC and Affiliate

Notes to Unaudited Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Performance Bonds

As of June 30, 2015 and December 31, 2014, the Companies have outstanding surety bonds of approximately $1.6 million to secure reclamation and other performance commitments. The Companies are not required to post collateral for these bonds.

New Accounting Standards Issued and Not Yet Adopted

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers. The standard outlines a five-step model for revenue recognition with the core principle being that a company should recognize revenue when it transfers control of goods or services to customers at an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services. Companies can either apply a full retrospective approach or a modified retrospective approach. For public business entities, the amendment is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years. For nonpublic entities, the amendment is effective for fiscal years beginning after December 15, 2018, and interim reporting periods within fiscal years beginning after December 15, 2019. Early adoption is permitted for nonpublic entities. The Companies have not yet made a determination as to whether it will early adopt the provisions of this new standard nor has any determination been made as to the method of application. It is too early to assess whether the impact of the adoption of this new guidance will have a material impact on the Companies’ result of operations, financial position or cash flows.

In April 2015, the FASB issued ASU No. 2015-03, Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The amendments in this ASU require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability, consistent with debt discounts. For public business entities, the amendments are effective for financial statements issued for fiscal years beginning after December 31, 2015, and interim periods within those fiscal years. For nonpublic entities, the amendments are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. We do not expect the adoption of this amendment to have a material impact on the Companies’ result of operations, financial position or cash flows, as there are no changes to the recognition and measurement guidance for debt issuance costs.

Raven Energy LLC and Affiliate

Notes to Unaudited Consolidated Financial Statements (continued)

3. Property, Plant and Equipment

Property, plant and equipment consists of the following at (in thousands):

	June 30, 2015	December 31, 2014
Land	$3,484	$3,484
Machinery and equipment	51,350	51,350
Buildings and structures	109,155	103,965
Less accumulated depreciation	(26,499)	(23,053)

	$137,490	$135,746

Construction in progress is approximately $82.4 million and $77.2 million as of June 30, 2015 and December 31, 2014, respectively, and is reported as part of buildings and structures.

As of June 30, 2015, commitments of approximately $8.0 million were outstanding with third parties for the expansion of the terminal facilities. Depreciation expense for the three and six months ended June 30, 2015 and 2014, was $1.7 million, $3.4 million, $1.8 million, and $3.5 million, respectively.

4. Related-Party Transactions

The Companies routinely engage in transactions in the normal course of business with other affiliated entities under common control, including obtaining contract labor, administrative services, and other services and supplies incidental to the operation and development of the terminal. The Companies had affiliate accounts receivable and payable as follows (in thousands):

Affiliate Company	Description of Service	June 30, 2015 Receivable (Payable)	December 31, 2014 Receivable (Payable)
Foresight Energy LLC	Trade receivable	$2,326	$4,548
Foresight Energy Service LLC	Affiliate receivable	64	64

Total amounts due from affiliates		$2,390	$4,612

Other	Fees and services	$—	$(40)

Total amounts due to affiliates		$—	$(40)

Raven Energy LLC and Affiliate

Notes to Unaudited Consolidated Financial Statements (continued)

4. Related-Party Transactions (continued)

A summary of transactions with affiliated entities is as follows for the three and six months ended June 30 (in thousands):

Affiliate	Description	Three Months		Six Months
		2015	2014	2015	2014
Foresight Energy LLC	Terminal revenue and other fees	$7,576	$7,137	$17,174	$16,767
Coalfield Construction LLC	Construction charges	2	—	107	188
FRLP 2	Management fee expense for SG&A services	30	30	60	60

Consolidated Foresight Energy LLC accounted for 59.37%, 66.43%, 67.65%, and 67.22% of the Companies’ revenues for the three and six months ended June 30, 2015 and 2014, respectively. The loss of this customer could cause a substantial decline in revenue.

Raven Energy has a Materials Handling and Storage Agreement (the Agreement) that was executed among Raven Energy, Foresight Energy LLC, and Savatran LLC, a related party and subsidiary of Foresight Energy LLC, an affiliate through common ownership, for throughput at the terminal. The Agreement was amended during the first quarter of 2015, with an effective date of January 1, 2015, reducing the annual take-or-pay volume commitment to 5 million tons annually. The Agreement calls for annual take-or-pay volume commitments through 2021, as of June 30, as follows (in thousands):

Raven Energy LLC and Affiliate

Notes to Unaudited Consolidated Financial Statements (continued)

4. Related-Party Transactions (continued)

Year	Minimum Tons
2016	5,000
2017	5,000
2018	5,000
2019	5,000
2020	5,000
Thereafter	7,500

5. Take-or-Pay Agreement

On March 31, 2015, the Companies entered into a materials handling and storage agreement with Murray American Coal, Inc. (Murray American). Under the agreement, Murray American will ship 3.33 million tons in the first year and 5 million tons in the following years until December 31, 2022 through the Companies’ terminal as part of a take-or-pay volume commitment.

6. Notes Payable

On July 11, 2012, Raven Energy entered into an $80.0 million credit agreement with various lenders and Branch Banking and Trust Company (BB&T) as the administrative agent. On June 28, 2013, an amended and restated credit agreement was signed, increasing the borrowing capacity to $185.0 million by adding a $105.0 million delayed draw term loan facility to the existing $80.0 million term loan facility. The credit agreement is collateralized by the terminal facility and its related equipment. Interest accrues at LIBOR plus an applicable margin per annum and is due quarterly until maturity. Principal is to be repaid quarterly through June 30, 2019. On December 5, 2013, Raven Energy entered into the first amendment to the amended and restated credit agreement dated June 28, 2013, to modify certain covenants.

On March 31, 2015, Raven Energy entered into a Second Agreement to the Amended and Restated Credit Agreement. The Second Agreement modified certain covenants and terminated the delayed draw term loan commitment.

Raven Energy LLC and Affiliate

Notes to Unaudited Consolidated Financial Statements (continued)

6. Notes Payable (continued)

As of June 30, 2015 and December 31, 2014, $114.6 million and $119.1 million, respectively, was outstanding under the Amended and Restated Credit Agreement (the agreement) with an interest rate of 2.52% and 2.48%, respectively. The applicable margin at June 30, 2015, of 2.25% is based on the debt service coverage ratio. The maximum margin as defined in the agreement is 3.25%. The credit agreement contains financial reporting and disclosure covenants, including a debt service coverage ratio and a ratio of funded debt to consolidated tangible net worth as defined in the agreement. Raven Energy is in compliance with all covenants as of June 30, 2015.

The following summarizes the maturities of long-term debt at June 30, 2015 (in thousands):

Long-Term Debt
2016	$10,980
2017	12,699
2018	14,441
2019	76,471

$114,591

7. Employee Benefit Plans

The Companies offer safe harbor 401(k) plans (the Plans) for all employees who are eligible to participate. Employees are immediately eligible to participate upon becoming a full-time employee with the Companies. The Plans allow for the deferral of all or part of a participant’s compensation, as defined by the Plans, up to the current limits provided by the Internal Revenue Service. Participants may elect to have their deferred compensation invested in one of several investment alternatives. The safe harbor matching feature calls for the employers to contribute 100% of each participant’s elective deferrals up to 3% of the participant’s compensation, and 50% of the deferral that exceeds 3% of compensation, not to exceed a total employer contribution of 4% of compensation.

Employer contributions under the Plans for the three and six months ended June 30, 2015 and 2014, were $38 thousand, $71 thousand, $40 thousand, and $75 thousand, respectively.

Raven Energy LLC and Affiliate

Notes to Unaudited Consolidated Financial Statements (continued)

7. Employee Benefit Plans (continued)

The Companies also provide medical coverage (through a self-funded health plan) and life insurance coverage (through a third party) for current employees. Essentially all employees are eligible for these benefits as of their hire date, with cessation of benefits upon termination of employment with the Companies. As of June 30, 2015 and December 31, 2014, the Companies have accrued approximately $139 thousand and $195 thousand, respectively, for health claims, incurred, but not reported. Expenses for the three and six months ended June 30, 2015 and 2014, approximated $214 thousand, $284 thousand, $199 thousand, and $480 thousand, respectively.

8. Risk Concentrations

Credit Risk and Major Customers

The Companies have a formal written credit policy that establishes procedures to determine creditworthiness and credit limits for trade customers. Generally, credit is extended based on an evaluation of the customer’s financial condition. Collateral is not generally required, unless credit cannot be established. Credit losses are provided for in the consolidated financial statements and historically have been minimal.

Transportation

The Companies depend on barge and rail transportation systems to deliver and transport coal and other products to their facility. Disruption of these services due to weather-related problems, mechanical difficulties, strikes, lockouts, bottlenecks, and other events could temporarily impair the Companies’ ability to discharge, load, unload and store commodities for their customers.

9. Commitments and Contingencies

Periodically, there are various claims and legal proceedings against the Companies arising from the normal course of business. Although counsel is unable to predict with certainty the ultimate outcome, in the opinion of management, these claims are matters incidental to the normal business conducted by the Companies. In the opinion of management, based upon consultation with the Companies’ outside legal counsel, such proceedings are substantially covered by insurance, and the ultimate disposition of such proceedings is not expected to have a material adverse effect on the Companies’ consolidated financial position, results of operations, or cash flows.

Raven Energy LLC and Affiliate

Notes to Unaudited Consolidated Financial Statements (continued)

10. Subsequent Events

On July 20, 2015, Raven Holdings entered into a contribution agreement (agreement) with a third party. The contribution agreement states that Raven Holdings will contribute all of its interest in Raven Energy to the third party in exchange for cash, stock and the third party assuming all Raven Energy debt. Prior to the contribution, Raven Energy is to purchase the equity interest in Jacob Materials from its current owner, Coal Field Transports. Jacob Materials is currently reported as a VIE in the Raven Energy consolidated financial statements. On August 12, 2015, management is anticipating closing the contribution agreement transaction and paying off the debt associated with the amended and restated credit agreement with BB&T.

In preparing these consolidated financial statements, the Companies have evaluated events and transactions for potential recognition or disclosure through August 12, 2015, the date the consolidated financial statements were available for issue.

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